Exhibit 99.1

Summary of DTE Electric Company Rate Order (Case U-18255)
April 19, 2018

On April 18, 2018, the Michigan Public Service Commission (“Commission” or “MPSC”) issued an order in DTE Electric’s (“DTE Electric”) rate case. This document provides a summary of the Commission’s order. The Commission’s full order is available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-18255.

The MPSC order authorized DTE Electric to raise base rates by $65 million and approved a return on equity (“ROE”) of 10%. The Commission directed DTE Electric to implement rate changes for service rendered on and after May 1, 2018.

DTE Electric filed an application on April 19, 2017 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $231 million based on a projected twelve month test period ending October 31, 2018. The need for the rate increase was driven primarily by the Company’s capital investment of more than $1.1 billion since the last general rate case to replace aging distribution system infrastructure and to invest in the Company’s long-term generation assets, lower sales, inflation and working capital increases due primarily to changes in retiree benefit costs.

Effective November 1, 2017, DTE Electric self-implemented a base rate increase of $125 million.

Reconciliation of MPSC final order from DTE Electric’s request

Item	Amount	Description
	($ millions)
DTE Electric Position	$231*	Revenue Requirement

Return on Equity	(46)
Capital Structure	(15)
O&M	(45)	Primarily inflation
Incentive Compensation	(27)
Sales Margin	(15)	Staff Sales
Rate Base	(18)

MPSC 4/18/18 Order	$65

*DTE Electric’s Reply Brief position was $212 million

Summary of Key Components of the Order

Return on Equity / Capital Structure
The MPSC determined that DTE Electric’s Return on Equity (“ROE”) should be reduced from its current 10.1% to 10%. DTE Electric supported an ROE of 10.5%. A permanent equity / debt capital structure was approved at 50% / 50%. DTE Electric supported a 51%/49% capital structure.

Total Rate Base
The MPSC approved a projected total rate base of $15,259 million, including net plant ($13,860 million) and working capital ($1,400 million). The approved rate base amount included in final rates was less than 1.0% (approximately $132 million) different than DTE Electric’s filed amount of $15,391 million.

Sales Load Forecast
The Commission adopted Staff’s sales forecast - Service area sales forecast of 46,963 GWh for projected period (42,009 bundled; 4,954 choice).

DTE Energy

DTE respects the decision of the commission and its support of our efforts to modernize the electric infrastructure within our service territory.

For further information, please contact Barbara Tuckfield, DTE Energy, 313.235.1018 or John Dermody, DTE Energy, 313.235.8750.